Exhibit 99.1

Wesco Aircraft Holdings Reports Results for

Fiscal 2015 First Quarter

VALENCIA, Calif., February 5, 2015 — Wesco Aircraft Holdings, Inc. (NYSE: WAIR), a leading provider of comprehensive supply chain management services to the global aerospace industry, today announced results for its fiscal 2015 first quarter ended December 31, 2014.

Fiscal 2015 First Quarter Highlights:

•                  Net sales in the first quarter of fiscal 2015 were $373.7 million, an increase of 66 percent compared to the first quarter of last year; organic sales growth was 1.6 percent.

•                  Fiscal 2015 first quarter diluted earnings per share were $0.20; adjusted diluted earnings per share were $0.25 compared to $0.27 in the fiscal 2014 first quarter.

•                  Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) in the fiscal 2015 first quarter were $48.8 million, compared to $44.5 million in the first quarter of fiscal 2014.

•                  Wesco Aircraft reaffirms its fiscal 2015 guidance.

Fiscal 2015 First Quarter Results

Net sales in the fiscal 2015 first quarter were $373.7 million, an increase of 66 percent compared to $224.7 million in the prior year period. The net sales increase was driven mainly by the Haas acquisition.

Wesco Aircraft’s organic sales (excluding the February 2014 acquisition of Haas Group) increased 1.6 percent in the fiscal 2015 first quarter compared to the prior year period. Net sales in the first quarter of fiscal 2014 included a settlement related to the termination of a contract. Organic sales growth would have been 4.6 percent, excluding this settlement.

External sales in the North America segment increased 67 percent, and Rest of World external sales rose 62 percent, compared to the fiscal 2014 first quarter. The increase in external sales in both segments primarily reflects the Haas acquisition.

In the fiscal 2015 first quarter, ad hoc and contract sales as a percentage of total net sales represented 23 percent and 77 percent, respectively, compared to 39 percent and 61 percent, respectively, for the same period last year. The change in mix primarily reflects the Haas acquisition, growth in international sales and the company’s efforts to increase its proportion of more predictable contract business.

Net income in the fiscal 2015 first quarter was $19.7 million, or $0.20 per diluted share. Adjusted net income was $24.6 million, or $0.25 per diluted share, compared to $25.9 million, or $0.27 per diluted share in the same period last year. The decrease was primarily due to higher selling, general and administrative (SG&A) expenses resulting from the Haas acquisition and growth in the company’s operations as well as an increase in interest expense. These factors were partially offset by an increase in gross profit.

Adjusted EBITDA in the fiscal 2015 first quarter was $48.8 million, an increase of 10 percent compared to $44.5 million in the same period last year.

Hal Weinstein, Wesco Aircraft’s interim chief executive officer, said, “While net income in the first quarter of fiscal 2015 was lower than the same period last year, business is solid and we remain confident in our forecast for the full year. Since being named interim CEO in December, I have worked closely with the entire Wesco leadership team and the executive committee of the board of directors to drive our Management Action Plan.

“The plan is well underway with measurable expectations for delivering enhanced performance and encompasses several key initiatives across multiple areas of our business. These initiatives include the implementation of an integrated sales organization; numerous operational improvements; a more efficient procurement strategy; and supply chain optimization.”

Financial Outlook

Weinstein continued, “We believe that Wesco Aircraft remains well positioned to take advantage of strong OEM build rates and an expanding MRO market. The combination of expected sales growth and better operating performance gives us confidence in our fiscal 2015 guidance.”

Wesco Aircraft reaffirms its fiscal 2015 guidance as follows: net sales of between $1.625 billion and $1.675 billion; diluted earnings per share of between $1.14 and $1.24; and adjusted diluted earnings per share of between $1.30 and $1.40. The company also continues to expect fiscal 2015 free cash flow of between $100 million and $120 million.

At the same time, the company estimates that the stronger U.S. dollar could result in slightly lower net sales and a potential headwind of approximately $0.02 per diluted share in fiscal 2015.

Conference Call Information

Wesco Aircraft will hold a conference call to discuss its fiscal 2015 first quarter results at 2:00 P.M. PST (5:00 P.M. EST) today, February 5, 2015. The conference call can be accessed by dialing 888-771-4371 (domestic) or 847-585-4405 (international). Participants will need to enter passcode 38850385.

The conference call will be simultaneously broadcast on Wesco Aircraft’s Investor Relations website (http://ir.wescoair.com).

Following the live webcast, a replay will be available on the company’s website for one year. A telephonic replay will also be available approximately one hour after the conference call and may be accessed by dialing 888-843-7419 (domestic) or 630-652-3042 (international) and entering passcode 38850385. The telephonic replay will be available until February 12, 2015 at 11:59 P.M. PST.

About Wesco Aircraft

Wesco Aircraft is one of the world’s largest distributors and providers of comprehensive supply chain management services to the global aerospace industry. The company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery and point-of-use inventory management.  The company believes it offers one of the world’s broadest inventory of aerospace products, comprised of more than 575,000 active stock keeping units, including hardware, bearings, tools, electronic components, machined parts and chemicals. Wesco Aircraft has more than 2,700 employees across 80 locations in 19 countries.

To learn more about Wesco Aircraft, visit our website at www.wescoair.com. Follow Wesco Aircraft on LinkedIn at https://www.linkedin.com/company/wesco-aircraft-corp.

Non-GAAP Financial Information

Adjusted net income represents net income before: (i) amortization of intangible assets, (ii) amortization or write-off of deferred financing costs and original issue discount, (iii) unusual or non-recurring items and (iv) the tax effect of items (i) through (iii) above calculated using an assumed effective tax rate.

Adjusted basic earnings per share represents basic earnings per share calculated using adjusted net income as opposed to net income.

Adjusted diluted earnings per share represents diluted earnings per share calculated using adjusted net income as opposed to net income.

Adjusted EBITDA represents net income before: (i) income tax provision, (ii) net interest expense, (iii) depreciation and amortization and (iv) unusual or non-recurring items.

Organic sales represent total net sales less net sales attributable to Haas Group, which was acquired in February 2014.

Free cash flow represents cash from operations less purchases of property and equipment.

Wesco Aircraft utilizes and discusses adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA, organic sales and free cash flow, which are non-GAAP measures management uses to evaluate the company’s business, because it believe these measures assist investors and analysts in comparing the company’s performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of core operating performance. Wesco Aircraft believes these metrics are used in the financial community, and the company presents these metrics to enhance understanding of its operating performance. Readers should not consider adjusted EBITDA and adjusted net income as alternatives to net income, determined in accordance with GAAP, as an indicator of operating performance. Adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA, organic sales and free cash flow are not measurements of financial performance under GAAP, and these metrics may not be comparable to similarly titled measures of other companies. See Exhibits 4 and 5 for reconciliations of adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA and organic sales to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Forward Looking Statements

This press release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Wesco Aircraft Holdings, Inc. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “aim,” “anticipate,” “believe,” “plan,” “could,” “would,” “should,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the company’s control. Therefore, the reader should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include: general economic and industry conditions; conditions in the credit markets; changes in military spending; risks unique to suppliers of equipment and services to the U.S. government; risks associated with the company’s long-term, fixed-price agreements that have no guarantee of future sales volumes; risks associated with the loss of significant customers, a material reduction in purchase orders by significant customers or the delay, scaling back or elimination of significant programs on which the company relies; the company’s ability to effectively manage its inventory; the company’s ability to successfully integrate the acquired business of Haas Group Inc. in a timely fashion; failure to realize anticipated benefits of the combined operations; risks relating to unanticipated costs of integration; risks associated with the company’s rapid expansion; the company’s suppliers’ ability to provide it with the products the company sells in a timely manner, in adequate quantities and/or at a reasonable cost; the company’s ability to maintain effective information technology systems; the company’s ability to retain key personnel; risks associated with the company’s international operations; fluctuations in the company’s financial results from period-to-period; risks associated with assumptions the company makes in connection with its critical accounting estimates and legal proceedings; the company’s ability to effectively compete in its industry; environmental risks; risks related to the handling, transportation and storage of chemical products; the company’s dependence on third-party package delivery companies; risks related to the aerospace industry and the regulation thereof; risks related to the company’s indebtedness; and other risks and uncertainties.

The foregoing list of factors is not exhaustive. The reader should carefully consider the foregoing factors and the other risks and uncertainties that affect the company’s business, including those described in Wesco Aircraft’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the Securities and Exchange Commission. All forward-looking statements included in this news release (including information included or incorporated by reference herein) are based upon information available to the company as of the date hereof, and the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

###

Contact Information:

Jeff Misakian

Vice President, Investor Relations

661-362-6847

Jeff.Misakian@wescoair.com

Exhibits:

Exhibit 1:  Consolidated Statements of Income (Unaudited)

Exhibit 2:  Condensed Consolidated Balance Sheets (Unaudited)

Exhibit 3:  Condensed Consolidated Statements of Cash Flows (Unaudited)

Exhibit 4:  Non-GAAP Financial Information (Unaudited)

Exhibit 5:  Non-GAAP Financial Information — Organic Sales (Unaudited)

Exhibit 1

Wesco Aircraft Holdings, Inc.

Consolidated Statements of Income (UNAUDITED)

(In thousands, except for per share data)

	Three Months Ended
	December 31, 2014	December 31, 2013

Net sales	$373,696	$224,722
Cost of sales	261,827	146,664
Gross profit	111,869	78,058
Selling, general and administrative expenses	72,578	37,445
Operating earnings	39,291	40,613
Interest expense, net	(9,373)	(4,222)
Other income, net	248	754
Income before provision for income taxes	30,166	37,145
Provision for income taxes	(10,436)	(12,775)
Net income	$19,730	$24,370

Net income per share:
Basic	$0.20	$0.26
Diluted	$0.20	$0.25

Weighted average shares outstanding:
Basic	96,864	94,869
Diluted	97,710	96,963

Exhibit 2

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Balance Sheets (UNAUDITED)

(In thousands)

	December 31, 2014	September 30, 2014

Assets
Cash and cash equivalents	$99,712	$104,775
Accounts receivable, net	286,407	301,668
Inventories	800,912	754,400
Other current assets	26,786	28,015
Deferred income taxes	49,116	49,188
Total current assets	1,262,933	1,238,046
Long-term assets	1,159,793	1,174,228
Total assets	$2,422,726	$2,412,274

Liabilities and Stockholders’ Equity
Accounts payable	$175,242	$159,608
Other current liabilities	29,893	31,596
Income taxes payable	5,678	5,884
Capital lease obligations—current portion	1,579	1,578
Long-term debt—current portion	23,437	23,437
Total current liabilities	235,829	222,103
Capital lease obligations	2,209	2,606
Long-term debt	1,064,219	1,079,219
Deferred income taxes	113,180	113,218
Other long-term liabilities	4,425	2,838
Total long-term liabilities	1,184,033	1,197,881
Total liabilities	1,419,862	1,419,984
Total stockholders’ equity	1,002,864	992,290
Total liabilities and stockholders’ equity	$2,422,726	$2,412,274

Exhibit 3

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (UNAUDITED)

(In thousands)

	Three Months Ended
	December 31, 2014	December 31, 2013
Cash flows from operating activities
Net income	$19,730	$24,370
Adjustments to reconcile net income to net cash provided by operating activities
Amortization of intangible assets	4,008	1,651
Depreciation	2,574	1,400
Amortization of deferred financing costs	1,019	524
Bad debt and sales return reserve	1,027	(19)
Non-cash foreign currency exchange	(2,747)	(1,555)
Non-cash stock-based compensation	2,210	1,528
Income from equity investment	(152)	—
Excess tax benefit related to stock options exercised	(105)	(2,550)
Deferred income tax provision	40	2,367
Changes in assets and liabilities
Accounts receivable	11,138	(2,267)
Inventories	(46,914)	(40,788)
Prepaid expenses and other assets	(3,237)	(3,221)
Income taxes receivable	4,304	6,924
Accounts payable	18,241	(5,924)
Accrued expenses and other liabilities	214	(8,949)
Income taxes payable	(33)	458
Net cash provided by (used in) operating activities	11,317	(26,051)
Cash flows from investing activities
Purchases of property and equipment	(1,299)	(1,853)
Acquisition of business, net of cash acquired	(250)	—
Net cash used in investing activities	(1,549)	(1,853)
Cash flows from financing activities
Repayment of long-term debt	(15,000)	—
Repayment of capital lease obligations	(403)	(273)
Excess tax benefit related to stock options exercised	105	2,550
Proceeds from exercise of stock options	178	2,173
Net cash (used in) provided by financing activities	(15,120)	4,450
Effect of foreign currency exchange rates on cash and cash equivalents	289	287
Net increase in cash and cash equivalents	(5,063)	(23,167)
Cash and cash equivalents, beginning of period	104,775	78,716
Cash and cash equivalents, end of period	$99,712	$55,549

Exhibit 4

Wesco Aircraft Holdings, Inc.

Non-GAAP Financial Information (UNAUDITED)

(In thousands, except for per share data)

	Three Months Ended
	December 31, 2014	December 31, 2013

EBITDA & Adjusted EBITDA
Net income	$19,730	$24,370
Provision for income taxes	10,436	12,775
Interest and other, net	9,373	4,222
Depreciation and amortization	6,582	3,051
EBITDA	46,121	44,418
Unusual or non-recurring items (1)	2,694	113
Adjusted EBITDA	$48,815	$44,531

Adjusted Net Income
Net income	$19,730	$24,370
Amortization of intangible assets	4,008	1,651
Amortization of deferred financing costs	1,019	524
Unusual or non-recurring items (1)	2,694	113
Adjustments for tax effect	(2,822)	(760)
Adjusted Net Income	$24,629	$25,898

Adjusted Basic Earnings Per Share
Weighted-average number of basic shares outstanding	96,864	94,869
Adjusted Net Income Per Basic Shares	$0.25	$0.27

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	97,710	96,963
Adjusted Net Income Per Diluted Shares	$0.25	$0.27

(1) Unusual and non-recurring items in fiscal 2015 consisted of $2.3 million in integration costs related to the acquisition of Haas Group and $0.4 million in other restructuring costs. Unusual and non-recurring costs in fiscal 2014 consisted of $0.1 million acquisition-related costs.

Exhibit 5

Wesco Aircraft Holdings, Inc.

Non-GAAP Financial Information (UNAUDITED)

(In thousands)

	Three Months Ended
	December 31, 2014	December 31, 2013	Increase / (Decrease)	Percent Change
Consolidated
Consolidated net sales	$373,696	$224,722	$148,974	66.3%
Haas net sales	145,334	—	145,334
Consolidated organic sales	228,362	224,722	3,640	1.6%

Contract settlement	—	(6,377)	6,377
Adjusted organic sales	$228,362	$218,345	$10,017	4.6%